Exhibit 10.1

August 1, 2021

Aaron Tam
2932 Central Avenue
Wilmette, IL 60091

Dear Aaron:

On behalf of Synalloy Corp. (“Synalloy” or “SYNL”) I am pleased to offer you the position of Chief Financial Officer (“CFO”) of Synalloy. This position reports directly to me. We are very excited to have you accept our offer and believe you will be a key member of Synalloy’s leadership team as we grow the company.

This letter will serve to clarify the details of the offer of employment and is contingent upon the successful completion of a drug and background check.

Unless we mutually agree otherwise in writing, you will commence employment on August 30, 2021.

At the CFO level, your Total Rewards package includes the following:

Compensation and Performance Review
Your annualized salary will be $300,000 payable in accordance with the Company’s standard payroll practice and subject to applicable withholding and taxes. Your position is exempt from overtime pay and your salary will compensate you for all hours worked. You will receive periodic performance reviews at which time we will evaluate your performance, position and compensation with no guarantee of change at that time.

Stock Grant
You will be granted Restricted Stock Units valued at $210,000 at the date of grant within 7 business days from your first day of employment. These Restricted Stock Units will be structured as an inducement grant. 50% of the Restricted Stock Units will vest on the date that is three (3) years from the employment start date. The remaining 50% will vest on the date that the 30 day volume weighted average stock price (VWAP) for SYNL stock reaches a per share price that is fifty percent (50%) more than the per share price on the date of grant.

Bonus
Short-Term Incentives (STI) include potential cash awards and is targeted at $150,000 annually. STI award is subject to Synalloy meeting certain financial and operational performance targets each year. Eligibility for STI variable compensation plan starts for the 2021 calendar year period

Exhibit 10.1
and you will be eligible to receive the targeted amount of STI for 2021. Bonuses are not considered earned until the date paid.

Long-Term Incentive (LTI) includes potential SYNL Stock award and is targeted at $150,000 annually. LTI award is expected to be split between Restricted Stock Units (RSU) and Performance Based Restricted Stock (PSU) Units. LTI plan will have certain ongoing vesting requirements over a three year period, with the PSU units dependent on the targets set by the compensation committee at the time of grant. Eligibility for LTI variable compensation plan starts for the 2021 calendar year.

Benefits
As an executive you do not have constraints around the amount of PTO (Paid Time Off) days available to you. Timing is dependent on your reporting executive’s approval. During the term of your employment as a full-time employee, you will be entitled to enroll in health benefits and our 401(k) plan.

Please note that we hold the right to modify all elements of the Total Reward package at the sole discretion of Synalloy.

Severance Provision
In the event that either Chris Hutter or Ben Rosenzweig is no longer a member of the Company’s Board of Directors and your employment is terminated within one (1) year of Mr. Hutter or Mr. Rosenzweig’s departure, you shall receive six (6) months of severance pay at a rate of your then current base salary, following your execution and non-revocation of the Company’s form of waiver and release agreement. The severance shall be paid either in a lump sum payment or in the form of salary continuation, at the Company’s option.
Background Check
This offer is contingent on the successful completion of a background check and drug screening. We will coordinate the background and drug test within 3 business days after the acceptance of this offer. The background check may include, but is not limited to: criminal, credit, employment verification, education verification and professional reference checks. Failure to do so may result in the rescinding of this offer of employment.

Employment-at-Will
If you accept our offer of employment, you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you, or that may be made to you, by the Company, its agents, or representatives are superseded by this offer letter. This letter serves only as an offer of employment and does not constitute a contract of employment.

Confidentiality Agreement
As a condition of your employment, you must sign a Confidentiality Employment Agreement (the "Agreement").

Exhibit 10.1
Employment Eligibility
To comply with immigration laws, you must provide the Company with evidence of your identity and eligibility for employment in the United States no later than 3 business days after your date of hire. If you are in visa status, you also must provide new or renewed evidence of your eligibility for employment immediately prior to or upon expiration of your visa authorization. Please be prepared to present this information on your first day of employment.

Additional Provisions
If you accept this offer, the terms described in this letter will be the terms of your employment. This letter supersedes any previous discussions or offers. Any additions to, or modifications, of these terms must be in writing and signed by you and an officer of Synalloy. If you wish to accept employment with Synalloy, please indicate so by signing, dating this letter, and returning it via e-mail to Chris Hutter.

This offer shall remain binding on Synalloy and in full effect through August 24, 2021.

We are very excited about the possibility of you joining us. I hope that you will accept this offer!
We look forward to a productive and mutually beneficial working relationship.

Questions/Concerns Regarding This Offer
Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

/s/ Chris Hutter

Chris Hutter
Interim President and CEO
Synalloy Corp.

Acceptance of job offer:

/s/ Aaron Tam                                8/24/21
Aaron Tam                                Date